Exhibit 99.1

Covetrus Announces Financial Results for First Quarter of 2020

•	First quarter GAAP net sales of $1.07 billion, an increase of 13% year-over-year; non-GAAP pro forma organic net sales increased 10% year-over-year

•
First quarter GAAP net loss of $33 million as compared to a GAAP net loss of $13 million in the prior year period; first quarter non-GAAP adjusted net income of $20 million, an increase of 5% year-over-year on a pro forma basis

•	First quarter non-GAAP adjusted EBITDA of $48 million, a decline of 4% year-over-year on a pro forma basis, and at the high-end of the preliminary range released last month

•
Subsequent to quarter-end, Covetrus completed the sale of its scil animal care business for $110 million and announced a $250 million investment from Clayton, Dubilier & Rice (CD&R), strengthening the Company's financial profile and liquidity

PORTLAND, Maine. May 14, 2020 — Covetrus (Nasdaq: CVET), a global leader in animal-health technology and services, today announced financial results for the first quarter of 2020, which ended March 31, 2020.

“I am so proud of our team’s accomplishments and their tireless efforts to support our customers across the globe, as we all navigate and adapt to the COVID-19 pandemic. Our strong first quarter results are evidence of the early progress we have achieved by focusing on the core drivers of our business,” said Ben Wolin, Covetrus president and chief executive officer. “Veterinary care remains an essential service, and while practices experienced significantly lower client visits during late March and early April, we are encouraged by the moderately improving trends we are beginning to see across many of our customers. As the recovery in our end-market continues, I believe the combination of our strengthened financial profile and organizational health position us well to accelerate growth and create long-term shareholder value.”

Exhibit 99.1

Summary Operating Results (Unaudited)

	Three Months Ended March 31,
(In millions, except per share data)	2020	2019
Net sales	$1,065	$941
(Loss) income before taxes	$(35)	$(18)
Net loss attributable to Covetrus	$(33)	$(13)
Diluted (loss) earnings per share (EPS)	$(0.30)	$(0.14)

Non-GAAP Measures: (a)
Pro forma net sales	$1,065	$965
Pro forma organic net sales growth	10%	—%
Pro forma adjusted EBITDA	$48	$50
Pro forma adjusted net income	$20	$19

(a) Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for non-GAAP financial items to the most directly comparable GAAP financial items are provided under Reconciliation of Non-GAAP Financial Measures at the end of this release.

Net sales for the first quarter of 2020 were $1.07 billion, an increase of 13% compared to the first quarter of 2019. On a pro forma basis, which includes Vets First Choice for the full quarter in the prior year period, net sales increased 10%. Foreign exchange was a 2% headwind to pro forma net sales growth during the period. Non-GAAP pro forma organic net sales increased 10% year-over-year. Pro forma organic net sales growth includes a full quarter of Vets First Choice in both periods and excludes the impact of foreign exchange fluctuations and M&A, which can impact year-over-year comparisons.

As discussed in the Company's preview of preliminary financial results for the first quarter of 2020 press release issued on April 22, 2020, January and February net sales reflected the positive momentum the business had entering 2020. March net sales benefited from accelerating prescription management growth and certain customer inventory stocking activity in connection with the COVID-19 pandemic. This benefit helped offset a portion of the net sales impact from reduced purchases over the last two weeks of March as many of the Company’s customers began to experience declining client visits tied to certain global measures to slow the spread of COVID-19. Management believes first quarter non-GAAP pro forma organic net sales benefited by approximately 4% from customer inventory stocking activity in connection with COVID-19 that happened in many of the Company's international markets during March.

Net loss in the first quarter of 2020 was $33 million, or $0.30 per diluted share, which compared to Net loss of $13 million, or $0.14 per diluted share, in the first quarter of 2019. The primary driver of the year-over-year decline was a result of increased selling, general and administrative expense, including transaction-related and strategic consulting costs, and higher interest expense, which offset the increase in gross profit driven by the stronger net sales performance during the first quarter.

Non-GAAP adjusted EBITDA was $48 million for the first quarter of 2020 versus $50 million in the prior year on a pro forma basis. Changes in foreign exchange negatively impacted adjusted EBITDA by $1 million year-over-year. Non-GAAP adjusted EBITDA excluding the impact of foreign exchange declined modestly year-over-year on a pro forma basis as a result of higher selling, general and administrative expense tied to corporate overhead as compared to the prior year, which offset growth in gross profit, including the inventory stocking benefit in many of the Company's international markets, and a significant improvement in profitability in the Company's prescription management business. Management estimates that the customer inventory stocking in March in many of the Company's international markets added approximately $3 million to $4 million to non-GAAP adjusted EBITDA in the first quarter of 2020.

Exhibit 99.1

Non-GAAP adjusted net income was $20 million for the first quarter of 2020, compared to $19 million in the prior year period on a pro forma basis, as lower net interest expense as compared to the prior year on a pro forma basis more than offset the modest decline in adjusted EBITDA as discussed previously.

Segment Operating Results (Unaudited)

The Company’s operations are organized and reported by geography, including North America, Europe, and APAC & Emerging Markets.

North America segment net sales for the three months ended March 31, 2020 of $550 million increased 11% compared to net sales from the same period of the prior year. Including Vets First Choice for the full quarter in the prior year period, non-GAAP pro forma organic net sales increased 6% year-over-year.

•	The Company's supply chain net sales increased 1% year-over-year during the first quarter of 2020 or 4% when normalized for the impact from the previously announced customer loss in early 2019.

•
Prescription management non-GAAP pro forma organic net sales growth was 47% for the first quarter of 2020, as strong underlying momentum was aided, in part, by an acceleration in demand in March alongside the impact from COVID-19 social distancing measures.

Segment adjusted EBITDA of $41 million increased 17% year-over-year, reflecting a significant improvement in profitability in the Company's prescription management business as well as modest growth in the Company's supply chain profitability during the first quarter as compared to prior year.

Europe segment net sales of $422 million increased by 17% compared to net sales from the same period of the prior year. Normalizing for foreign exchange fluctuations and mergers and acquisitions, non-GAAP pro forma organic net sales increased 13% compared to the same period of the prior year, of which management believes approximately 7% was due to customer inventory stocking in connection with COVID-19.

Segment adjusted EBITDA of $18 million increased 13% versus the prior year, driven by the benefit from customer inventory stocking in connection with COVID-19, the contribution from 2019 acquisitions and underlying organic growth, which more than offset the impact from increased selling, general and administrative expenses and changes in foreign exchange.

APAC & Emerging Markets segment net sales of $95 million increased by 10% compared to net sales from the same period of the prior year. Normalizing for foreign exchange fluctuations and mergers and acquisitions, non-GAAP pro forma organic net sales increased 20% compared to the same period of the prior year, of which management believes approximately 8% was due to customer inventory stocking in connection with COVID-19.

Segment adjusted EBITDA of $7 million increased 40% versus the prior year driven by strong operating leverage off positive net sales growth delivered during the quarter, including the benefit from customer inventory stocking in connection with COVID-19.

Financial Position and Liquidity

Covetrus used $76 million of net cash from operating activities during the three months ended March 31, 2020, as compared to $31 million during the prior year period. Free cash flow, a non-GAAP financial

Exhibit 99.1

measure that is defined as cash flow from operating activities less purchases of property and equipment, was negative $87 million during the three months ended March 31, 2020 as compared to negative $41 million in the prior year period. The year-over-year decline in free cash flow reflects the timing of year-end accounts payable outflows, increases in accounts receivables tied to the stronger sales performance in March and the impact from lower net income versus the prior year.

At quarter-end, the Company had $205 million in cash and cash equivalents, $1.38 billion in total debt, including $190 million borrowed on the Company's $300 million revolving credit facility. The Company was in compliance with the covenants in its credit agreement as of March 31, 2020.

Immediately following quarter-end, Covetrus announced, on April 1, 2020, the closing of its divestiture of scil animal care to Heska Corporation for $110 million, or approximately $100 million net of deal-related fees and other transaction items. Covetrus used $45 million of the proceeds to prepay its remaining quarterly term loan principal amortization payments due in 2020. Adjusting for these actions, at quarter-end the Company would have had $260 million in pro forma cash and cash equivalents, $1.14 billion in term loan debt and $190 million outstanding on the Company's revolving credit facility.

Additionally, on April 30, 2020, Covetrus announced a $250 million investment from CD&R, a leading private investment firm that has been a significant shareholder of the Company since its formation in 2019 and previously since 2015 in one of its predecessor companies, Vets First Choice. The Company expects to receive the net proceeds from the perpetual convertible preferred equity investment on or around May 19, 2020, subject to satisfaction of customary closing conditions, and expects to use the funds to repay a portion of the Company’s revolver borrowings, provide additional short-term liquidity, and support general corporate purposes. Details on the perpetual convertible preferred equity investment were included on a Form 8-K filed with the Securities and Exchange Commission (SEC) on May 1, 2020.

The additional capital from the sale of scil animal care and the perpetual convertible preferred equity investment strengthens the Company’s financial profile and is expected to allow management to continue executing against its strategic growth objectives while simultaneously navigating the near-term uncertainties created by the COVID-19 pandemic.

2020 Financial Guidance

In light of the uncertain product and services demand outlook from our veterinary practice customers caused by COVID-19, Covetrus withdrew its previously issued 2020 financial guidance in a Form 8-K on April 22, 2020. As set forth in the Form 8-K, COVID-19 has and could continue to materially and adversely impact Covetrus' business and results of operations. However, the rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of COVID-19. During the interim period since the filing of the Form 8-K, there has been no material change to the information disclosed therein.

Conference Call

The Company will host a conference call to discuss these results and recent business trends at 4:30 p.m. ET on May 14, 2020. Participating in the conference call will be:

•	Benjamin Wolin, president and chief executive officer

•	Stuart B. Gleichenhaus, interim chief financial officer

Exhibit 99.1

To access the live webcast and the accompanying slide presentation, individuals can visit the Investor Relations page of the Covetrus website: https://ir.covetrus.com/investors/events-and-presentations. An archived edition of the earnings conference call will also be posted on the Covetrus website later that day and will remain available to interested parties via the same link for one year.

The conference call can also be accessed by dialing 866-789-2492 for U.S./Canada participants, or 409-937-8901 for international participants, and referencing confirmation code 6695717. A replay of the conference call will be available for two weeks through May 28, 2020 by dialing 855-859-2056 or 404-537-3406. The replay confirmation code is 6695717.

The earnings presentation that will be discussed during the conference call contains statements regarding certain preliminary financial information for periods beyond March 31, 2020. Such statements are preliminary, and are subject to close of the quarter, completion of the Company’s quarter-end closing procedures and further financial review. Actual results may differ materially from these estimates as a result of such procedures, review adjustments and other developments that may arise between now and the time such financial information is finalized.

Upcoming Investor Events

Covetrus management will be attending the following investor conferences during May and June:

•	Stifel 2020 Virtual Jaws & Paws Conference on May 27, 2020

•	William Blair 40th Annual Growth Stock Conference on June 10, 2020

Audio webcasts will be available live and archived on the Company’s Investor Relations website at
https://ir.covetrus.com/investors/events-and-presentations. A complete listing of upcoming events for the investment community is available on the Company’s Investor Relations website.

About Covetrus
Covetrus is a global animal-health technology and services company dedicated to empowering veterinary practice partners to drive improved health and financial outcomes. We are bringing together products, services, and technology into a single platform that connects our customers to the solutions and insights they need to work best. Our passion for the well-being of animals and those who care for them drives us to advance the world of veterinary medicine. Covetrus is headquartered in Portland, Maine with more than 5,500 employees serving over 100,000 customers around the globe. For more information about Covetrus visit https://covetrus.com/.

Forward-Looking Statements
This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We may, in some cases use terms such as "predicts," "believes," "potential," "continue," "anticipates," "estimates," "expects," "plans," "intends," "may," "could," "might," "likely," "will," "should" or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous risks and uncertainties, and actual results could differ materially from those anticipated due to a number of factors including, but not limited to, the effect of the COVID-19 pandemic on our business and the success of any measures we have taken or may take in the future in response thereto; the risk that the completion of the private placement of convertible preferred securities may be delayed or not occur; risks associated with our management transition; the ability to successfully integrate operations and employees; the ability to realize anticipated benefits and synergies of

Exhibit 99.1

the transactions that created Covetrus; the potential impact of the consummation of the transactions on relationships, including with employees, customers and competitors; the ability to retain key personnel; the ability to achieve performance targets; changes in financial markets, interest rates and foreign currency exchange rates; changes in our market; the impact of litigation; the impact of Brexit; the impact of accounting pronouncements, seasonality of our business, leases, expenses, interest expense and debt; risks associated with sufficiency of cash and access to liquidity; cybersecurity risks; and those additional risks discussed under the heading "Risk Factors" in our Annual Report on Form 10-K filed on March 3, 2020, our Quarterly Report on Form 10-Q to be filed with the SEC on May 14, 2020, and in our other SEC filings. Our forward-looking statements are based on current beliefs and expectations of our management team and, except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise. Investors are cautioned not to place undue reliance on these forward-looking statements.

Exhibit 99.1

COVETRUS, INC.
CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2020 (UNAUDITED) AND DECEMBER 31, 2019
(In millions, except share amounts)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$205	$130
Accounts receivable, net of allowance of $8 and $8	525	426
Inventories, net	572	636
Other receivables	70	67
Prepaid expenses and other	40	30
Assets held for sale	48	51
Total current assets	1,460	1,340
Non-current assets:
Property and equipment, net of accumulated depreciation of $89 and $84	94	93
Operating lease right-of-use assets, net	123	84
Goodwill	1,154	1,154
Other intangibles, net	605	643
Investments and other	51	47
Total assets	$3,487	$3,361
LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$466	$520
Current maturities of long-term debt and other borrowings	61	62
Accrued payroll and related liabilities	45	44
Accrued taxes	28	18
Other current liabilities	180	164
Liabilities held for sale	20	21
Total current liabilities	800	829
Non-current liabilities:
Long-term debt and other borrowings, net	1,298	1,125
Deferred taxes	46	47
Other liabilities	132	94
Total liabilities	2,276	2,095
Commitments and contingencies
Redeemable non-controlling interests	9	10
Shareholders' equity:
Common stock, $0.01 par value per share, 675,000,000 shares authorized; 111,854,439 shares issued and outstanding as of March 31, 2020; 111,620,507 shares issued and outstanding as of December 31, 2019	1	1
Accumulated other comprehensive loss	(116)	(86)
Additional paid-in capital	2,390	2,381
Accumulated deficit	(1,073)	(1,040)
Total shareholders’ equity	1,202	1,256
Total liabilities, redeemable non-controlling interests, and shareholders’ equity	$3,487	$3,361

Exhibit 99.1

COVETRUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS FOR MARCH 31, 2020 AND 2019
(In millions, except per share data) (Unaudited)

	Three Months Ended March 31,
	2020	2019
Net sales	$1,065	$941
Cost of sales	863	764
Gross profit	202	177
Operating expenses:
Selling, general and administrative	222	186
Operating loss	(20)	(9)
Other income (expense):
Interest income	—	2
Interest expense	(14)	(12)
Other, net	(1)	1
Loss before taxes and equity in earnings of affiliates	(35)	(18)
Income tax benefit	2	4
Net loss	$(33)	$(14)
Less: net loss attributable to redeemable non-controlling interests	—	1
Net loss attributable to Covetrus	$(33)	$(13)

Loss per share attributable to Covetrus:
Basic	$(0.30)	$(0.14)
Diluted	$(0.30)	$(0.14)
Weighted-average common shares outstanding:
Basic	112	95
Diluted	112	95

Exhibit 99.1

COVETRUS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR MARCH 31, 2020 AND 2019
(In millions) (Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(33)	$(14)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	40	30
Amortization of right-of-use assets	6	6
Gain on sale of property and equipment	(1)	—
Share-based compensation expense	9	15
Benefit for deferred income taxes	(5)	(2)
Amortization of debt issuance costs	1	1
Other	1	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(112)	(20)
Inventories, net	44	(19)
Other assets and liabilities	5	(59)
Accounts payable and accrued expenses	(31)	31
Net cash used for operating activities	(76)	(31)
Cash flows from investing activities:
Purchases of property and equipment	(11)	(10)
Payments related to equity investments and business acquisitions, net of cash acquired	—	(25)
Proceeds from sale of property and equipment	4	2
Net cash used for investing activities	(7)	(33)
Cash flows from financing activities:
Proceeds from revolving credit facility	190	—
Proceeds from issuance of debt	—	1,220
Principal payments of debt	(17)	(24)
Debt issuance and amendment costs	(5)	(24)
Dividend paid to Former Parent	—	(1,151)
Net transfers from Former Parent	—	165
Acquisition payment	(9)	—
Acquisitions of non-controlling interests in subsidiaries	—	(70)
Net cash provided by financing activities	159	116
Effect of exchange rate changes on cash and cash equivalents	(1)	(2)
Net change in cash and cash equivalents	75	50
Cash and cash equivalents, beginning of period	130	23
Cash and cash equivalents, end of period	$205	$73
Supplemental disclosure of cash paid for:
Interest	$12	$8
Income taxes	$4	$4
Amounts included in the measurement of operating lease liabilities	$6	$6
Supplemental disclosures of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$46	$67

Exhibit 99.1

Segment Adjusted EBITDA

The Company provides adjusted EBITDA by segment as a supplemental measure to GAAP. Adjusted EBITDA by segment is not a pro forma metric and in 2019 reflects the operations of Vets First Choice only for the period from February 8, 2019 to December 31, 2019. Adjusted EBITDA by segment is among the primary metrics by which management evaluates the performance of the business. Adjusted EBITDA by segment has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations, including the impact of share-based compensation, formation of Covetrus expenses, IT infrastructure, goodwill impairment charges, and other costs tied to integration efforts of the combined businesses, along with other items such legal, accounting and regulatory, re-branding and severance. The Company does not allocate to its segments' expenses managed at the corporate level, such as corporate wages and related benefits, corporate occupancy costs, professional services utilized at the corporate level, and non-recurring expenses. Other companies may not define or calculate adjusted EBITDA by segment in the same way.

The following tables summarize adjusted EBITDA by segment:

	Three Months Ended
(In millions)	March 31, 2020	March 31, 2019	$ Change	% Change
North America	$41	$35	$6	17%
Europe	18	16	2	13%
APAC & Emerging Markets	7	5	2	40%
Corporate	(18)	(4)	(14)	NA
Total Adjusted EBITDA	$48	$52	$(4)	(8)%

Reconciliation of Non-GAAP Financial Measures

To aid investors and analysts with year-over-year comparability for the combined businesses of Animal Health and Vets First Choice as of February 7, 2019, Covetrus is including certain non-GAAP pro forma financial information that combines the stand-alone Animal Health and Vets First Choice financial information from January 1, 2019 through December 31, 2019. These non-GAAP pro forma results include a full period of Animal Health and Vets First Choice results and assess the impact of interest, depreciation and amortization, transaction costs, and other costs as if the spin-off and merger had occurred at the beginning of the period.

In addition to the financial information presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Company is providing certain non-GAAP financial measures (discussed below). Management uses these measures in the management of our business and believes that they are useful to investors in evaluating our ongoing operating results and trends.

The following tables reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Covetrus management believes that these non-GAAP financial measures, including pro forma adjustments, provide useful additional information to investors regarding Covetrus’ results of operations as they provide another measure of Covetrus’ profitability and ability to service its debt, and are considered important to financial analysts covering Covetrus’ industry.

Exhibit 99.1

These non-GAAP financial measures have limitations as an analytic tool and should not be considered in isolation or as a substitute for net income or any other measure of financial performance reported in accordance with GAAP. Covetrus’ non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Covetrus’ performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.

Non-GAAP Pro Forma Net Sales and Segment Net Sales (Unaudited)

Covetrus delivers software, technology-enabled services and products across the globe through three reportable segments: North America, Europe, and APAC & Emerging Markets.

Pro forma organic net sales growth is a non-GAAP measure that Covetrus uses to evaluate period-over-period financial performance. The Company believes this non-GAAP financial metric provides useful information about its operating results, enhances the overall understanding of past financial performance and future prospects and is a useful measure for period-to-period comparisons of our business. Pro forma organic net sales growth includes a full quarter of Vets First Choice in both periods, excludes the impact of foreign exchange fluctuations and M&A, which can impact year-over-year comparisons.

The following tables summarize non-GAAP pro forma net sales and non-GAAP pro forma organic net sales growth for Covetrus and each reportable segment:

Non-GAAP Pro Forma Net Sales (Unaudited)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
(In millions)	Covetrus	Covetrus	Historical Vets First Choice (a)	Non-GAAP Pro Forma Combined
Net sales:	$1,065	$941	$24	$965
North America	550	497	24	521
Europe	422	361	—	361
APAC & Emerging Markets	95	86	—	86
Eliminations	(2)	(3)	—	(3)

(a) Historical Vets First Choice - 2019 - from January 1, 2019 to February 7, 2019

Non-GAAP Pro Forma Organic Net Sales Growth (Unaudited)

	Three Months Ended March 31,
	2020	2019
(In millions)	Covetrus	Non-GAAP Pro Forma Combined	Non-GAAP Pro Forma Y/Y Growth	% Change from FX	% Change from Mergers and Acquisitions	Non-GAAP Pro Forma Organic Net Sales Growth
Net sales:	$1,065	$965	10%	(2)%	3%	10%
North America	550	521	6%	—%	—%	6%
Europe	422	361	17%	(3)%	7%	13%
APAC & Emerging Markets	95	86	10%	(9)%	1%	20%
Eliminations	(2)	(3)

Exhibit 99.1

Non-GAAP EBITDA, Pro Forma EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Adjusted Net Income (Loss) and Pro Forma Adjusted Net Income (Unaudited)

EBITDA, adjusted EBITDA, pro forma EBITDA, pro forma adjusted EBITDA, adjusted net income and pro forma adjusted net income are non-GAAP financial measures used to (i) aid management and investors with year-over-year comparability, (ii) determine management performance under the Company's compensation plans, (iii) plan and forecast, (iv) communicate the Company's financial performance to its board of directors, shareholders, and investment analysts, and (v) understand the Company's operating performance without regard to items we do not consider a component of the Company's core ongoing operating performance. Such measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Non-GAAP adjusted EBITDA adjustments include share-based compensation, transaction costs, formation of Covetrus expenses, separation programs and executive severance, carve-out operating expenses, IT infrastructure, capital structure and goodwill impairment charges, strategic consulting, and other (income) expense items, net.

A reconciliation of EBITDA, adjusted EBITDA and adjusted net income to net income (loss) attributable to Covetrus, the most directly comparable GAAP financial measure, is as follows:

Non-GAAP Adjusted EBITDA and Adjusted Net Income Reconciliation (Unaudited)
(In Millions)	Three Months Ended March 31, 2020
Net loss attributable to Covetrus	$(33)
Plus: Depreciation and amortization	40
Plus: Interest expense, net	14
Less: Income tax benefit	(2)
EBITDA	19
Plus: Share-based compensation	9
Plus: Strategic consulting	4
Plus: Transaction costs	7
Plus: Separation programs and executive severance	1
Plus: IT infrastructure	1
Plus: Formation of Covetrus	6
Plus: Capital structure	1
Adjusted EBITDA	48
Depreciation and amortization	(40)
Amortization of acquired intangibles	34
Interest expense, net	(14)
Adjusted income before taxes	28
Adjusted income tax expense	(8)
Adjusted net income attributable to Covetrus	$20

Exhibit 99.1

Non-GAAP Pro Forma Adjusted EBITDA and Adjusted Net Income Reconciliation (Unaudited)
	Three Months Ended March 31, 2019
(In Millions)	Covetrus	Vets First Choice (Jan. 1 to Feb. 7)	Spin-Off and Other Pro Forma Adjustments	Purchase Price and Related Pro Forma Adjustments	Pro Forma Covetrus
Net loss attributable to Covetrus	$(13)	$(9)	$(5)	$(4)	$(31)
Plus: Depreciation and amortization	30	2	—	9	41
Plus: Interest, net	10	1	6	—	17
Plus: Income tax (benefit) expense	(4)	—	(1)	(2)	(7)
EBITDA	23	(6)	—	3	20
Plus: Share-based compensation	15	—	—	3	18
Plus: Transaction costs	—	6	—	(6)	—
Plus: Formation of Covetrus	9	—	—	—	9
Plus: Carve-out operating expense	5	—	—	—	5
Plus: Other (income) expense items	—	(2)	—	—	(2)
Adjusted EBITDA	52	(2)	—	—	50
Depreciation and amortization					(41)
Amortization of acquired intangibles					34
Interest expense, net					(17)
Adjusted income before taxes					26
Adjusted income tax expense					(7)
Pro Forma adjusted net income attributable to Covetrus					$19

(a) Numbers in table may not foot or cross-foot due to rounding

Non-GAAP Free Cash Flow (Unaudited)

Free cash flow is a non-GAAP financial measure and should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Free cash flow is the cash the Company produces through its operations, less the cost of expenditures on assets. The Company believes that it is an important measurement since it shows how efficient a company is at generating cash.

Free Cash Flow (Unaudited)
	Three Months Ended March 31,
(In millions)	2020	2019
Net cash used for operating activities	$(76)	$(31)
Less: Purchases of property and equipment	(11)	(10)
Free cash flow	$(87)	$(41)

Contacts
Nicholas Jansen | Investor Relations
207-550-8106 | nicholas.jansen@covetrus.com

Kiní Schoop | Public Relations
207-550-8018 | kini.schoop@covetrus.com